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                                                                Exhibit 3b(i)

CONSENT OF SOLE STOCKHOLDER
OF BELL ATLANTIC - WASHINGTON, D.C., INC.

The undersigned, which holds all of the outstanding stock of Bell Atlantic - Washington, D.C., Inc. (the "Corporation"), does hereby consent to and adopt the following resolution pursuant to Section 615 of the New York Business Corporation Law:

RESOLVED, that the By-Laws of the Corporation be, and they hereby are, amended and restated in their entirety as set forth on Exhibit A attached hereto and made a part hereof.

IN WITNESS WHEREOF, the undersigned sole stockholder of Bell Atlantic - Washington, D.C., Inc. has executed this consent as of the 15th day of December, 1995.

Bell Atlantic Corporation

By:
Raymond W. Smith
Chairman of the Board and
Chief Executive Officer